Exhibit 10.4
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE XPO LOGISTICS, INC. 2016 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of August 16, 2018 (the “Grant Date”) between XPO LOGISTICS, INC., a Delaware corporation (the “Company”), and [Employee].
This Performance-Based Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of performance-based restricted stock units with respect to a number of shares of the Company’s Common Stock, $0.001 par value (“Share”) set forth on Exhibit A (this “Award”), that is subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, Shares or cash, as set forth in Section 3 of this Award Agreement.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1.    The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement, including the provisions of Section 6(e) of the Plan. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.
SECTION 2.    Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
“Adjusted Cash Flow Performance Goal” has the meaning given to such term on Exhibit A attached hereto.
“Cash Flow Determination Date” means the date on which the Committee determines whether the Adjusted Cash Flow Performance Goal has been achieved, which shall be no later than the March 1 immediately following the earlier of (x) year with respect which the Adjusted Cash Flow Performance Goal is achieved and (y) the Company’s 2022 fiscal year.
“Cause” means your (i) gross negligence or willful failure to perform your duties hereunder or willful refusal to follow any lawful directive of the Chief Executive Officer of the Company or the Board of Directors of the Company; (ii) abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your performance of duties hereunder; (iii) commission of any fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of money or other assets of the Company; (iv) breach of any term of any Employment Agreement to which you may be party or any agreement governing long-term incentive compensation or equity compensation to which you may be party or breach of your fiduciary duties to the Company; (v) failure to provide the Company with at least 30 days’ advanced written notice of your intention to resign; (vi) any willful act, or failure to act, in bad faith to the detriment of the Company; (vii) willful failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests your cooperation; (viii) failure to follow the Company’s code of conduct or ethics policy; and (ix) conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that, the Company will provide you with written notice describing the facts and circumstances that the Company believes constitutes Cause and, in cases where cure is possible, you shall first be provided a 15-day cure period. If, subsequent to your termination of employment for any reason other than by the Company for Cause, it is determined in good faith by the Chief Executive Officer of the Company that your employment could have been terminated by the Company for Cause, your employment shall, at the election of the Chief Executive Officer of the Company at any time up to two years after your termination of employment but in no event more than six months after the Chief Executive Officer of the Company learns of the facts or events that could give rise to the termination for Cause, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
“Employment Agreement” means any individual employment agreement between you and the Company or any of its Subsidiaries.
“Performance Period” means the period commencing on January 1, 2019 and ending on December 31, 2022.
“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.
“Settlement Date” means the tenth day following the date, if any, on which the RSUs vest pursuant to Section 3.
“Stock Price Performance Goal” has the meaning given to such term on Exhibit A attached hereto.
SECTION 3.    Vesting and Settlement.
(a)    Vesting Requirements. Except as otherwise provided in Section 3(b) or 3(c) hereof, you shall vest in the RSUs granted pursuant to this Award Agreement if (i) the Stock Price Performance Goal has been achieved, (ii) the Adjusted Cash Flow Performance Goal has been achieved, and (iii) you have remained employed with the Company or an Affiliate thereof through the last day of the Performance Period. If the Stock Price Performance Goal has not been achieved as of the last day of the Performance

Period, all unvested RSUs shall be forfeited and cease to be outstanding, effective as of the conclusion of the Performance Period. If the Committee determines that the Adjusted Cash Flow Performance Goal has not been achieved, all unvested RSUs shall be forfeited and cease to be outstanding, effective as of the Cash Flow Determination Date.
(b)    Termination of Employment. Notwithstanding anything to the contrary in this Award Agreement or the Plan to the contrary, all unvested RSUs will be forfeited (and cease to be outstanding) upon your termination of employment for any reason prior to the end of the Performance Period, except that:
(i)    if your employment terminates by reason of your death prior to the end of the Performance Period, all outstanding RSUs shall be deemed earned and shall vest in full immediately; and
(ii)    if your employment is terminated by the Company without Cause (other than due to your disability) during the Performance Period then a portion of the RSUs shall remain outstanding and eligible to vest, subject to the achievement of the Adjusted Cash Flow Performance Goal and the Stock Price Performance Goal, which portion shall be equal to the product of (x) the total number of RSUs and (y) a fraction, the numerator of which is the number of days from January 1, 2019 through the date of your termination of your employment and the denominator of which is 1,461. Such eligible RSUs will vest, if at all, on the last to occur of (A) the Cash Flow Determination Date, (B) the date that the Stock Price Performance Goal is achieved, and (C) the date of your termination of employment.
(c)    Change of Control. Upon a Change of Control prior to the conclusion of the Performance Period (or following such conclusion but prior to the Cash Flow Determination Date) that occurs during your employment, or that occurs following your termination of employment by the Company without Cause (and other than due to your disability), all RSUs that remain outstanding at the time of the Change of Control shall be deemed earned and shall vest in full immediately.
(d)    Settlement of RSU Award. If RSUs vest pursuant to the foregoing provisions of this Section 3, then no later than the applicable Settlement Date, the Company shall deliver to you or your legal representative either (i) one Share or (ii) a cash payment equal to the Fair Market Value determined as of the Settlement Date of one Share, in each case, for each RSU that has been deemed earned and vested in accordance with the terms of this Award Agreement; provided, that the Company shall have sole discretion to determine whether to settle such RSUs in Shares, cash or a combination thereof.
SECTION 4.    Forfeiture of RSUs. If you (a) breach any restrictive covenant (which, for the avoidance of doubt, includes any non-compete, non-solicit, non-disparagement or confidentiality provisions) contained in any arrangements with the Company (including your Employment Agreement and the confidentiality covenant contained in Section 10(c) hereof) to which you are subject or (b) engage in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its Subsidiaries, your rights with respect to the RSUs shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto and, if the RSUs are vested and/or settled, the Company may require you to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by you, in respect of any RSUs; provided, however, that (i) the Company shall make such demand that you forfeit or remit any such amount no later than six months after learning of the conduct described in this Section 4 and (ii) in cases where cure is possible, you shall first be provided a 15-day cure period to cease, and to cure, such conduct.
SECTION 5.    No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until certificates representing Shares are actually issued and delivered to you or your legal representative in settlement of this Award.
SECTION 6.    Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.
SECTION 7.    Withholding, Consents and Legends.
(a)    Withholding. The delivery of Shares or cash pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 7(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any RSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the RSUs, if authorized by the Committee in its sole discretion, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares or cash you would be entitled to receive upon settlement of the RSUs, an amount in cash or a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.
(b)    Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
(c)    Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.
SECTION 8.    Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 9.    Committee Discretion. The Compensation Committee of the Board shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 10.    Dispute Resolution.
(a)    Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the courts of the State of New York for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, in the courts of the State of New York. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of New York or (B) the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c)    Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION 11.    Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three business days after they have been mailed by U.S.

certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	XPO Logistics, Inc. Five American Lane Greenwich, CT 06831 Attention: Chief Human Resources Officer

If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.
SECTION 12.    Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 13.    Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include,” “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
SECTION 14.    Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 15(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).
SECTION 15.    Section 409A.
(a)    It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b)    Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.
(c)    If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first business day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
(d)    Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
SECTION 16.    Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
SECTION 17.    Section 280G. Notwithstanding anything in this Award Agreement to the contrary and regardless of whether this Award Agreement has otherwise expired or terminated, unless otherwise provided in your Employment Agreement, in the event that any payments, distributions, benefits or entitlements of any type payable to you (“CIC Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your CIC Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of Golden Parachute Tax Solutions LLC, or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”), that without such reduction you would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and you otherwise agree in writing, any determination required under this Section 17 shall be made in writing in good faith by the Accounting Firm. In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable under this Award Agreement and then by reducing or eliminating the portion of the CIC Benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the CIC Benefits, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future. For purposes of making the calculations required by this Section 17, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section 17, and the Company shall bear the cost of all fees the Accounting Firm charges in connection with any calculations contemplated by this Section 17. In connection with making determinations under this Section 17, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by you before or after the Change of Control, including any non-competition provisions that may apply to you and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.
SECTION 18.    Lock-Up. Notwithstanding anything to the contrary in your Employment Agreement, the Plan or any Award Agreement under the Plan, any Shares issued to you upon settlement or exercise, as applicable, of any RSUs or Options (whether before, on or after the date hereof), including without limitation the RSUs under this Award Agreement, shall be subject to a lock-up on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly, from the date hereof until September 2, 2020 (or, if earlier, upon your death or a Change of Control); provided, however, that such lock-up may be waived in the sole discretion of the Company’s [Compensation Committee/ Chief Executive Officer or Chief Human Resources Officer]; and provided, further, that if determined by the Board in its sole discretion, the provisions of this Section 18 shall not apply to Shares withheld, sold or otherwise transferred to the Company to cover the exercise price in connection with the exercise of any Options or to satisfy the applicable tax withholding in connection with the exercise or settlement, as applicable of any Options or RSUs.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

XPO LOGISTICS, INC.
by

Name: Meghan Henson
Title: Chief Human Resources Officer

[EMPLOYEE]

Exhibit A

Number of RSUs Granted Hereunder:	[ ] RSUs
Performance Goal:
The Performance Goal shall be:

(a) the achievement of an average closing price per Share, as reported on the New York Stock Exchange or such other exchange upon which the Shares trade, that equals or exceeds $225.00 over any twenty-consecutive-trading-day period ending on or prior to the last day of the Performance Period (the “Stock Price Performance Goal”); and

(b) the achievement by the Company of Adjusted Cash Flow Per Share of $14.00 for any fiscal year ending during the Performance Period (the “Adjusted Cash Flow Performance Goal”).

“Adjusted Cash Flow Per Share” shall mean (i) Total Adjusted Cash Flow, divided by (ii) Diluted Weighted-Average Common Shares Outstanding.

“Adjusted EBITDA” shall mean the Company’s consolidated annual Adjusted EBITDA, determined on the same basis that Adjusted EBITDA for the Company is determined for financial reporting purposes.

“Capex” shall mean the payments for purchases of property and equipment less proceeds from sale of assets determined on the same basis that Net Capex for the Company is determined for financial reporting purposes.

“Diluted Weighted-Average Common Shares Outstanding” shall mean the dilutive weighted-average common shares outstanding as of the last day of the applicable fiscal year as determined under US GAAP for financial reporting purposes.

“Net Interest Expense” shall mean interest expense less interest income determined on the same basis that net interest expense for the Company is determined for financial reporting purposes.

“Stock Compensation” shall mean the XPO consolidated annual stock compensation as reported in the Company’s external financial statements, including both equity-based and cash-based compensation expense.

“Total Adjusted Cash Flow” shall mean Adjusted EBITDA, plus Stock Compensation, minus Capex, minus Net Interest Expense.

The Stock Price Performance Goal shall be subject to adjustment by the Committee in the event of an event described in Section 4(b) of the Plan.